Exhibit 99.1

CBRL Group, Inc.
Annual Report Supplement
Fiscal Year Ending July 29, 2005

Safe-Harbor Statement
The Company urges caution in considering its current trends and the earnings guidance disclosed in this annual report supplement. The restaurant industry is highly competitive, and trends and guidance are subject to numerous factors and influences, some of which are discussed in the cautionary language that follows. The Company disclaims any obligation to update disclosed information on trends or targets other than in its periodic filings on Forms 10-K, 10-Q, and 8-K (and any amendments to those forms) filed with the Securities and Exchange Commission (“SEC”).
Except for specific historical information, the matters discussed in this Annual Report Supplement, as well as the Company’s Annual Report on Form 10-K filed with the SEC for the year ended July 29, 2005, contain forward-looking statements that involve risks, uncertainties and other factors which may cause actual results and performance of the Company to differ materially from those expressed or implied by these statements. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness on sales and customer travel, discretionary income or personal expenditure activity; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise; competitive marketing and operational initiatives; the ability of the Company to sustain or the effects of plans intended to improve operational execution and performance; commodity, workers’ compensation, group health and utility price changes; actuarial estimate uncertainties with respect to self-insured workers’ compensation, general liability and group health; changes in building materials and construction costs; the effects of plans intended to promote or protect the Company’s brands and products; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of acceptable sites for development and the Company’s ability to identify such sites; the ability of the Company to open and operate new locations successfully; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the company’s restaurant or retail supply chain; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees; changes in interest rates affecting the Company’s financing costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; changes in capital market conditions that could affect valuations of restaurant companies in general or the Company’s goodwill in particular; and other factors described from time to time in the Company’s filings with the SEC, press releases, and other communications.
“Non-GAAP financial measures,” as that term is defined by the SEC in Regulation G, are included in this document. The reconciliations to GAAP measures are reflected in the Appendix at the end of this document and are also available on our web site, cbrlgroup.com. Certain numbers in this supplement are from the Company’s audited financial statements, but readers should refer only to the audited financial statements themselves to rely on audited results.
Financial Data
Financial information and data reported herein may include audited data or data extracted from audited financial statements, but readers should not rely on such data as being audited unless specifically so designated. For audited financial information or more detailed footnote disclosure, the reader is encouraged to refer to the Company’s periodic reports, which can be found at the SEC’s Website, sec.gov, or the Company’s website at cbrlgroup.com where these reports also may be found.

Corporate Profile
CBRL Group, Inc. (“CBRL,” “CBRL Group,” “our” and “we”) (Nasdaq: CBRL) is a holding company whose business is to own and develop established restaurant concepts. It is our objective to improve shareholder returns by maximizing the long-term performance of our operating businesses and optimizing the allocation of our capital. Drawing on the industry experience of our executive team, the holding company provides the operating companies with management oversight, strategic guidance, and leadership in organizational processes. The holding company is responsible for capital structure strategies, investment of capital in operating business units and return of excess capital to shareholders through dividends and share repurchases. At the holding company, we are also responsible for regulatory compliance and reporting, and for directing CBRL’s corporate affairs.
CBRL’s two concepts are Cracker Barrel Old Country Store® (“Cracker Barrel” or “CBOCS”) and Logan’s Roadhouse® (“Logan’s”). Cracker Barrel is an industry leader in the family-dining segment. We expect to continue expanding Cracker Barrel at a moderate pace of approximately 5% annual unit growth and to leverage long-term improvements in operating performance. Logan’s is an emerging growth concept positioned in the roadhouse segment of casual dining, and we are planning 20% annual unit growth by the end of fiscal 2006. CBRL in recent years has generated cash from operations well in excess of required investments in new property and equipment each year. We expect this to continue over the long-term even with the increased annual investment in Logan’s related to its anticipated growth rate. In recent years, we have returned a significant portion of this cash generated by our operating businesses to our shareholders in the form of share repurchases and dividends, and our long-term objective is to continue returning excess capital to shareholders while maintaining our target capital structure and investment grade credit rating.

The Cracker Barrel Brand
Thirty-six years ago, Cracker Barrel’s founder, Dan Evins, recognized the potential to offer interstate highway travelers quality food, service and value consistently and conveniently by focusing on a mission of “Pleasing People.” The initial success of the concept drove continued expansion along the interstate system, and today Cracker Barrel has evolved into an indelible part of the family-travel experience. It is now one of the leading and most highly differentiated restaurant chains in the United States. Cracker Barrel welcomes well over a half-million people per day on average, serving meals for three dayparts and offering breakfast all day through its more than 530 stores. Each location also has one of our unique retail shops that generated in fiscal 2005 an average of more than $950,000 in retail sales, or over $450 per square foot of retail selling space, driven primarily by the high level of restaurant guest traffic.
Cracker Barrel is a recognized guest favorite, having been named “Best in Family Dining” by Restaurants and Institutions magazine’s “Choice in Chains” consumer survey for the 15th consecutive year in 2005. For the 12th consecutive year, Cracker Barrel was named the “Best Restaurant Chain” by a Destinations magazine poll, and the Good Sam Club named Cracker Barrel “the Most RV Friendly Sit-Down Restaurant in America” for the 4th year in a row. As of September 23, 2005, there were 534 Cracker Barrel stores in 41 states.
The Logan’s Roadhouse Brand
CBRL’s other principal brand, Logan’s Roadhouse, is a growth opportunity in the appealing casual roadhouse category. It was founded in 1991 and acquired by CBRL in 1999. Logan’s has broad appeal serving generous portions of moderately priced, high quality food in a casual, kickin’ atmosphere. Logan’s serves lunches and dinners that feature steak (USDA choice, extra-aged and hand-cut on premises), ribs, chicken and seafood, and its signature yeast rolls are made from scratch. A large part of the Logan’s experience is the relaxed, fun atmosphere reminiscent of American roadhouses of the 1930s and 1940s and accentuated by complimentary peanuts offered at every table and throughout the restaurant where guests are encouraged to toss empty peanut shells on the floor. Logan’s endeavors to create exciting, new “highly craveable” food items, and was recognized in 2005 with Nation’s Restaurant News MenuMasters Award for “Best Menu Revamp.” Unlike Cracker Barrel, Logan’s serves alcoholic beverages, reflecting less than 9% of Logan’s fiscal 2005 sales. As of September 23, 2005, there were 127 company-owned and 23 franchised Logan’s located in 19 states. A new advertising program is being developed in fiscal 2006. Logan’s is also evaluating a new store prototype for a planned rollout in fiscal 2007.
A New Culture of Continuous Incremental Improvement
During the late 1990s, as Cracker Barrel endeavored to maintain its strong, historical rate of growth, a number of issues led, for a brief period of time, to deterioration in the Company’s performance. Opening new stores at a rate of 50 per year strained the Cracker Barrel system. Aggressive menu pricing and tight management of restaurant expenses adversely affected the customer experience at Cracker Barrel. As a result, during 1998 and 1999, Cracker Barrel experienced declines in comparable store guest traffic in all but one quarter.
Cracker Barrel undertook a series of changes designed to reverse the declines in financial and operational performance. Store expansion was slowed, and the site selection process was overhauled. Investments in store labor and reductions in menu prices were implemented. Training practices were improved, as were new-store real estate approval processes. Senior management changes were made as well, resulting in charges incurred during 2000 due to a redirection of management priorities.
During 2001, CBRL management decided to exit the three-location Carmine Giardini’s gourmet market and restaurant business that it had operated in Florida. The cost of exiting that business, along with costs to close four underperforming Cracker Barrel and three underperforming Logan’s locations, which had been opened or acquired during the rapid expansion period for both concepts in the 1990s, led to additional charges at the end of 2001. In its 36-year history, Cracker Barrel has an exceptional record of closing only eight stores (excluding one destroyed by a tornado) because of poor performance.

Following these actions and the management focus towards achieving continuous incremental improvement, financial results improved, and a new era of prudent and disciplined expansion has been underway. Management’s objective is continuous incremental improvement in operating and financial performance as measured by sales, operating margins, and returns on both existing and new capital invested in the business. Management encourages a culture of planning and measured risk taking, and the Company has adopted internal best practices and industry-proven, low-risk techniques and supporting technologies to pursue its goals.
Financial Highlights
After a period of rapid growth and acquisitions, CBRL’s revenue and unit growth rates moderated, and management has been focused on the Company’s two core concepts.

Notes to chart:

(a)	Compound Average Growth Rate (“CAGR”) is used to show average annual growth rates over extended periods of time to demonstrate long-term results

(b)	Fiscal years included 53 weeks; all other fiscal years included 52 weeks.

(c)	From 1998 to 2001, the Company operated Carmine Giardini’s, a three-unit chain of gourmet grocery stores and restaurants in Florida

(d)	Logan’s was acquired in February 1999

# of Units	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005
Cracker Barrel
Beginning	182	218	257	307	357	396	426	437	457	480	504
Open	36	43	50	50	40	30	15	20	23	24	25
Closed	0	4	0	0	1	0	4	0	0	0	0

Ending	218	257	307	357	396	426	437	457	480	504	529

Annual Unit Growth %	19.8%	17.9%	19.5%	16.3%	10.9%	7.6%	3.5%	4.5%	5.0%	5.0%	5.0%

Logan’s Roadhouse
Beginning					42	54	65	75	84	96	107
Open					12	12	13	9	12	11	17
Closed					0	1	3	0	0	0	0
Ending					54	65	75	84	96	107	124
Annual Unit Growth %						22.2%	19.7%	11.5%	14.3%	11.5%	15.9%

Franchise					4	7	8	12	16	20	23

Carmine’s
Beginning					2	2	3
Open					0	1	0
Closed					0	0	3
Ending				2	2	3	0

Consolidated
Beginning	182	218	257	307	401	452	494	512	541	576	611
Open	36	43	50	50	52	43	28	29	35	35	42
Closed	0	4	0	0	1	1	10	0	0	0	0
Ending (Co. Owned)	218	257	307	357	452	494	512	541	576	611	653
Annual Unit Growth %	19.2%	19.2%	19.2%	16.3%	14.6%	9.5%	5.7%	5.6%	6.5%	6.1%	6.9%
Franchise					4	7	8	12	16	20	23
Ending	218	257	307	357	456	501	520	553	592	631	676

*	Projected

The Company has demonstrated renewed growth in net income and diluted net income per share (“EPS”) following management changes in 2000.

Notes and Reconciliations to Charts:

(a)	Excludes after-tax charge of $8.8 million ($0.15 per share) related to store closures and includes 53rd week. Including the effect of the charge (and 53rd week), net income was $63.5 million and EPS was $1.04.

(b)	Excludes after-tax charges of $5.4 million ($0.09 per share) related to management changes and refocused operating priorities. Including the effects of charges, net income was $58.3 million and EPS was $1.00.

(c)	Excludes after-tax charges of $24.5 million ($0.43 per share) related to store closures, disposition of Carmine Giardini’s and accrual for a proposed settlement of litigation and includes 53rd week. Including the effect of charges (and 53rd week), net income was $48.6 million and EPS was $0.85.

(d)	Excludes after-tax charge of $3.3 million ($0.06 per share) related to settlement of litigation. Including the effects of the charge, net income was $111.9 million and EPS was $2.12.

The Company’s solid balance sheet, including a high proportion of owned properties, and conservative leverage position provides financial flexibility and liquidity. From 2000 through 2005 the Company achieved a 7.6% compound annual growth rate in total revenue while increasing capital invested in the business at lower rates.
Consolidated Balance Sheet Highlights
($ Millions, except percentages and locations)

							2000 - 2005
	2000	2001	2002	2003	2004	2005	CAGR
Fiscal years (Derived from Audited Financials)
Total assets	$1,335.1	$1,213.8	$1,264.7	$1,327.2	$1,435.7	$1,533.3	2.8%
Memo: Total Revenue	1,777.1	1,968.0	2,071.8	2,198.2	2,380.9	2,567.5	7.6%

Long-term debt	292.0	125.0	194.5	186.7	185.1	212.2
Total shareholders’ equity	829.0	843.3	778.9	789.4	873.3	870.0

Total GAAP capitalization	1,121.0	968.3	973.4	976.1	1,058.4	1,082.2	-0.7%

Debt to total capitalization %	26.0%	12.9%	20.0%	19.1%	17.5%	19.6%

(Non-GAAP internal measure, unaudited)*
Balance sheet long-term debt	292.0	125.0	194.5	186.7	185.1	212.2
Real estate operating leases *	68.5	206.8	232.2	254.7	271.7	291.6

Total indebtedness	360.5	331.8	426.7	441.4	456.8	503.8
Shareholders’ equity	829.0	843.3	778.9	789.4	873.3	870.0

Total capitalization	$1,189.5	$1,175.2	$1,205.5	$1,230.8	$1,330.2	$1,373.8	2.9%
Total indebtedness to total capitalization %	30.3%	28.2%	35.4%	35.9%	34.3%	36.7%
Memo:
Owned locations at year end	386	386	391	400	419	443
Leased locations at year end	126	126	150	176	192	210

*	Leases capitalized for internal capital structure measurement at 8 times last 12 months’ rent expense, excluding shorter-term billboard rent (as disclosed in financial statement footnotes) to approximate capitalized value of long-term lease obligations, since the Company believes inclusion provides a more complete reflection of long-term capital structure.
After funding its capital expenditure needs (purchase of property and equipment) and higher dividend payments (under the new dividend policy initiated in 2004) from operating cash flow, the Company has been a generator of significant free cash flow (as defined below), which has been used primarily for share repurchases. From 2000 through 2005 the Company generated $398 million in free cash flow and spent $648 million on share repurchases.
Consolidated Cash Flow Highlights
($ Millions)

	2000	2001	2002	2003	2004	2005
Fiscal years (Derived from Audited Financials)
Cash flow from operations
Net income	$59.0	$49.2	$90.4	$105.1	$111.9	$126.6
Depreciation and amortization	65.2	64.9	62.8	64.4	63.9	67.3
Other cash provided by operating activities	37.8	33.8	43.1	71.1	24.6	86.0

Net cash provided by operating activities	162.0	147.9	196.3	240.6	200.4	279.9

Purchase of property and equipment	(138.0)	(91.5)	(96.7)	(120.9)	(144.6)	(171.4)
Dividends on common stock	(0.7)	(1.2)	(1.2)	(1.1)	(16.2)	(22.8)

“Free cash flow” *	23.3	55.3	98.4	118.6	39.6	85.7
Net (reductions)/proceeds long-term debt **	(22.7)	(167.2)	67.6	(13.1)	(7.1)	21.3
Share repurchases	(21.1)	(36.4)	(216.8)	(166.6)	(69.2)	(159.3)
Proceeds from exercise of stock options	17.1	5.2	53.1	59.6	50.2	39.3
Proceeds from sale of property and equipment**	(1.0)	141.3	5.8	2.0	0.9	1.4

Net (decrease)/increase in cash and equivalents	(4.4)	(2.1)	3.3	(0.7)	14.4	(11.6)

Cash and equivalents, end of year	$13.9	$11.8	$15.1	$14.4	$28.8	$17.2

*	“Free cash flow” is a GAAP-derived measure used by CBRL Group, Inc., which calculates net cash generated by the business after purchase of property and equipment and payment of dividends.

**	2001 includes $138.3 million of property sales related to a sale-leaseback transaction, the proceeds of which were used to reduce long-term debt.

*	Market Capitalization is equal to total common shares outstanding multiplied by the closing stock price on the last day of the fiscal year as reported by Nasdaq. This data is as of the end of each fiscal year, the most recent of which was July 29, 2005. Readers are encouraged to obtain a recent stock quote.

Notes and Reconciliations:

(a)	Excludes after-tax charges of $24.5 million related to store closures, disposition of Carmine Giardini’s and accrual for proposed settlement of litigation and includes 53rd week. Including the effects of charges (and 53rd week), ROIC, ROE and operating margin were 5.4%, 5.8% and 4.9%, respectively.

(b)	Excludes after-tax charge of $3.3 million related to settlement of litigation. Including the effects of the charge, ROIC, ROE and operating margin were 11.5%, 13.5% and 7.7%, respectively.

(c)	Return on Invested Capital = After-Tax Operating Income / Average beginning and ending Long-Term Debt + Shareholders’ Equity

(d)	Return on Equity = Net Income / Average beginning and ending Shareholders’ Equity
See Appendix for reconciliation of non-GAAP financial disclosures

CBRL Group’s management believes that execution of its current strategies focused on careful expansion and continuous incremental business improvements should enable the Company to continue to generate ample funds for expansion, dividend payments and share repurchases. More specifically, management’s long-term corporate financial goals include:

❖	Low double-digit percentage total revenue growth driven by approximately 5% unit expansion at Cracker Barrel, 20% company-operated unit growth at Logan’s, and low to mid single-digit percentage increases in comparable store sales growth for both concepts

❖	Operating profit growth outpacing revenue growth fueled by greater operating leverage on higher sales, incremental improvements in product costs at Cracker Barrel, implementation of low-risk, industry-proven technologies and management processes, and continuous incremental operating improvements in both concepts

❖	Diluted net income per share growth of 15% per year, including the effect of share repurchases; excludes expected one-time effects of implementing stock option expensing beginning in fiscal 2006

❖	Total indebtedness (including capitalized value of real estate operating leases) to total adjusted capital target ratio of 36%

❖	Investment grade credit rating maintained (currently BBB-/Baa3 from Standard & Poor’s and Moody’s, respectively) .

CBRL Group, Inc.
Table: Selected Financial Data (a)
(in thousands, except per share data and percentages)

		FY 2001				FY 2004
	August 3	Proforma	August 2	August 1	July 30	Proforma	July 29
Fiscal Years Ended	2001	(b) (c)	2002	2003	2004	(d)	2005
Operating Statement Highlights
Total revenue	$1,967,998	$1,967,998	$2,071,784	$2,198,182	$2,380,947	$2,380,947	$2,567,548
Store operating income	213,607	234,723	262,389	293,776	309,488	309,488	333,148
% of total revenue	10.8%	11.9%	12.7%	13.4%	13.0%	13.0%	13.0%
General and administrative	102,541	102,053	115,179	121,898	126,501	121,291	130,986
% of total revenue	5.2%	5.2%	5.6%	5.5%	5.3%	5.1%	5.1%
Amortization of goodwill	14,370	3,973	—	—	—	—	—
Operating income	95,634	128,697	147,210	171,878	182,987	188,197	202,162
% of total revenue	4.9%	6.5%	7.1%	7.8%	7.7%	7.9%	7.9%
Interest expense, net	12,232	12,232	6,769	8,819	8,439	8,439	8,597
Income before income taxes	84,464	116,465	140,441	163,059	174,548	179,758	193,565
Provision for income taxes	34,852	43,442	49,997	57,951	62,663	64,533	66,925
Net income	48,550	73,023	90,444	105,108	111,885	115,225	126,640
Net income per diluted share	$0.85	$1.29	$1.61	$1.97	$2.12	$2.18	$2.45
Diluted weighted average shares outstanding	56,799		56,091	55,581	54,953		53,382
Dividends declared per share	$0.02		$0.02	$0.02	$0.33		$0.47

Balance Sheet Highlights
Cash and cash equivalents	$11,807		$15,074	$14,389	$28,775		$17,173
Working capital (deficit)	(34,701)		(51,252)	(66,880)	(39,195)		(104,862)
Net property and equipment	955		985	1,040	1,119		1,218
Memo: Number of Owned Properties	386		390	401	419		443
Total assets	1,213,797		1,264,673	1,327,165	1,435,704		1,533,272
Long-term debt	125,000		194,476	186,730	185,138		212,218
Total liabilities	370,357		485,792	537,803	562,368		663,284
Shareholders’ equity	843,340		778,881	789,362	873,336		869,988
Memo: Rent	26,918		29,024	31,837	33,963		36,444

Cash Flow Highlights
Cash provided by operating activities	$147,859		$196,277	$240,586	$200,365		279,903
Purchase of property and equipment	91,439		96,692	120,921	144,611		171,447
Share repurchases	36,444		216,834	166,632	69,206		159,328
Proceeds from stock option exercises	5,155		53,103	59,649	50,210		39,341
Dividends	1,185		1,163	1,043	16,191		22,764

Return Highlights
Return on invested capital (e)	5.4%	7.7%	9.8%	11.4%	11.5%	11.9%	12.4%
Return on equity (f)	5.8%	8.7%	11.2%	13.4%	13.5%	13.9%	14.5%
Return on assets (g)	4.4%	6.3%	7.7%	8.5%	8.5%	8.7%	8.9%
See Appendix for reconciliation to GAAP financial disclosures

(a)	Reflects restatements from changes in accounting for operating leases and contingently convertible debt adopted in fiscal 2005

(b)	The Company recorded charges of $33,063 before taxes, principally as a result of exiting its Carmine Giardini’s business, closing four Cracker Barrels and three Logan’s units, and accruing for the proposed settlement of litigation.

(c)	The Company’s fiscal year-ends on the Friday nearest July 31st and each quarter consists of 13 weeks unless noted otherwise. The Company’s fiscal year ended August 3, 2001 consisted of 53 weeks.

(d)	The Company recorded a charge of $5,210 before taxes in general and administrative expense related to a litigation settlement.

(e)	Return on Invested Capital = After-Tax Operating Income / Average beginning and ending Long-Term Debt + Shareholders’ Equity

(f)	Return on Equity = Net Income / Average beginning and ending Shareholders’ Equity

(g)	Return on Assets = After-tax Operating Income / Average beginning and ending Total Assets

Enhancing an Industry Leader

Financial Highlights
Cracker Barrel Old Country Store

	FY 2001	FY 2002	FY 2003	FY 2004	FY 2005
Comparable Store Sales Increase (Total) (1)	3.8%	4.6%	0.3%	2.8%	1.8%
Comparable Store Sales Increase (Restaurant) (1)	4.6%	5.3%	0.5%	2.0%	3.1%
Comparable Store Sales Increase/ (Decrease) (Retail) (1)	1.1%	2.3%	(0.4%)	5.3%	(2.7%)
Comparable Stores (1)	376	414	430	445	466
Total Operating Weeks	23,049	23,187	24,308	25,501	26,804
Average Unit Volume ($000’s) Total (2)	3,919	4,105	4,115	4,202	4,250
Average Unit Volume ($000’s) Restaurant (2)	2,989	3,152	3,166	3,210	3,292
Average Unit Volume ($000’s) Retail (2)	930	953	949	992	959
Average Check per Person (Comparable Restaurant)	$7.19	$7.39	$7.54	$7.68	$7.99
Average Daily Traffic (Restaurant) (3)	1,142	1,172	1,154	1,148	1,132
Breakfast Sales as % of Total Restaurant Sales	21%	21%	22%	22%	22%
Lunch Sales as % of Total Restaurant Sales	36%	36%	36%	36%	36%
Dinner Sales as % of Total Restaurant Sales	43%	43%	42%	42%	42%
Retail Sales as % of Total Sales	23.7%	23.2%	23.1%	23.6%	22.6%
Average Sales per Square Foot (Retail) (4)	$443	$454	$452	$472	$457
Average Sales of Top 10% of Comp Stores ($000’s)(5)	$5,580	$5,655	$5,604	$5,698	$5,702
Hourly Turnover Rate (6)	151%	128%	113%	113%	112%
Managerial Turnover Rate (7)	25%	23%	23%	23%	22%

(1)	Comparable stores are those open six full quarters at the beginning of the year

(2)	AUV = Sales / Operating Weeks x 52

(3)	AUV / Check / 364

(4)	Average unit retail sales / 2,100 square feet of retail selling space per store

(5)	Average total sales for top 10% of comparable store group each year ranked by total sales volume

(6)	Total hourly store employees terminating employment / 12-month average total hourly store employees

(7)	Total store managers terminating employment / 12-month average total store managers
Cracker Barrel Summary

❖	Highly differentiated brand with a unique country-cooking theme and country store retail shop

❖	High guest traffic and opportunity for expanded retail sales from the captive traffic flow of restaurant guests

❖	72% of locations owned (versus leased) as of the end of FY 2005

❖	Generated strong cash flow from operations in excess of capital expenditure needs, with relatively modest capital expenditure needs for maintenance and replacement

❖	Moderate annual unit growth rate of approximately 5%; identified potential to double the size of the system

❖	Long-term objectives of continuous incremental operating improvement to expand operating margins and returns on invested capital through application of proven industry techniques and practices and by leveraging the growth of retail.

Description of Cracker Barrel Old Country Store
Over its 36-year history, Cracker Barrel has become one of the most recognized and highly differentiated brands in the restaurant industry with a dominant position along the interstate highway system. Cracker Barrel represents the largest component of CBRL’s business, accounting for 86% of total revenue in fiscal 2005.
Each Cracker Barrel location features an old country-store style building decorated with authentic antiques and country furnishings as well as nostalgic items reminiscent of and similar to those found and sold in days gone by. Cracker Barrel locations are highly complex operations integrating a high volume, high table-turn restaurant with a retail shop. The retail shop alone generated nearly half a billion dollars in systemwide sales in fiscal 2005 by catering to the needs of a “captive” base of restaurant guests.
The restaurants offer home-style country cooking featuring Cracker Barrel’s own recipes emphasizing authenticity and quality. The menu features made-from-scratch products prepared from high-quality ingredients at affordable prices, and the popular breakfast menu is served all day long. In fiscal 2005 Cracker Barrel unveiled new seasonal menus to add appealing, new limited-time offerings to the base menu introduced late in fiscal 2004 that included daily dinner features. The holiday, winter, spring, summer and fall seasonal menus included unique breakfast dishes, lunch and dinner entrées, salads, sandwiches, desserts and beverages featuring characteristics and taste profiles associated with each of the seasons.
We believe that the combination of restaurant and retail provides an important source of differentiation for the Cracker Barrel brand. The retail shop, which occupies approximately 2,100 square feet of merchandise selling space, provides a place for restaurant guests to wait and an opportunity for Cracker Barrel to add sales while guests wait, similar to the bar/waiting area at a casual dining restaurant. Most retail customers are also restaurant guests and approximately one-third of all transactions on average include a retail purchase. Each retail shop has approximately 3,000 SKUs for sale at any given time, including a mix of year-round and seasonal products. The Company has been expanding its merchandise lines to include more impulse-oriented products at lower average price points, introducing a greater selection of product at price-points under $20. Cracker Barrel also offers selected retail items for sale on the Cracker Barrel website (crackerbarrel.com). Management believes Cracker Barrel’s annual sales average of $457 per square foot of retail selling space compares favorably to other specialty retailers. With an average of more than 1,100 dining guests per day being served in each Cracker Barrel store, our goal is to build retail sales as a percentage of total sales by increasing the frequency of purchase by this captive audience.
Leveraging its dominant interstate presence, Cracker Barrel uses outdoor advertising as its primary advertising medium to reach travelers and tourists as well as local customers on the highway. Cracker Barrel is the second-largest user of billboards for restaurant companies in the country and is in the top 10 of billboard users overall. Outdoor advertising represents about 60% of advertising expenditures. The Company also uses other types of media, including radio and print, to increase brand awareness and build brand loyalty.

Sales Highlights

Cracker Barrel Recognized As Consumer Favorite
Cracker Barrel has been consistently recognized as a consumer favorite, receiving awards for guest satisfaction and quality including:

❖	“Best in Family Dining” by Restaurants & Institutions Magazine – 15 consecutive years; topped survey in overall score and six of eight family dining categories: food quality, menu variety, value, service, atmosphere and good reputation; second in cleanliness and tied for second in convenience

❖	“Best Restaurant Chain” by Destinations Magazine – 12 consecutive years

❖	“Welcome Mat Award as Best Restaurant in America” by the Good Sam Club – 4 consecutive years
Another testament to the strength of the concept is the fact that in 36 years of operation and with over 530 openings, only eight locations have been closed because of poor sales prospects without being relocated within the same general market area. Another location was not rebuilt after being destroyed by a tornado.

Cracker Barrel Guest Profile
Guest occasions at Cracker Barrel tend to skew towards guests that visit at least once per month, and more than 35% of visits are travel-related, especially among lighter frequency users. Compared with all full-service and family dining guests in the restaurant industry, Cracker Barrel’s guests tend to be older. Thirty-eight percent of Cracker Barrel guests live in households with incomes over $75,000, which exceeds both the full service industry average and the family dining average.
Cracker Barrel Guest Profile

	All Full	Family	Cracker
	Service	Dining	Barrel
Average Age
% Ages 35-49	25%	23%	22%
% Ages 50-64	20%	22%	24%
% Ages 65+	15%	17%	19%

Household Income
% < $35,000	33%	40%	35%
% between $35,000 - $74,999	26%	26%	27%
% > $75,000	36%	33%	38%
Source: 2005 NPD CREST Survey

Although a lower percentage of guests consider Cracker Barrel to be “conveniently located,” Cracker Barrel has the second highest percentage of guests that are current users (those who have visited in the past three months) among a sampling of family and casual dining competitors, trailing only the 1,750 restaurant Applebee’s concept. These results demonstrate the relevancy and strong appeal of Cracker Barrel for the local, non-traveling guest occasion.

Development Plans
Cracker Barrel’s locations are concentrated in the Southeast and Midwest, which are considered its core markets. The Company’s current new store development is focused in these markets and reflects a strategy to increase its dominant presence along the interstates. Current plans are to expand the number of Cracker Barrel stores by approximately 5% annually. We presently believe there is the potential to expand in the future to more than double the current number of Cracker Barrel locations without development of the West Coast, which we have yet to evaluate. Cracker Barrel is testing and evaluating expansion at off-interstate locations, and we believe this strategy has potential for future development. Cracker Barrel has also implemented a limited land banking strategy to help secure high demand, premium sites in support of its moderate growth plans.
Cracker Barrel’s management uses a rigorous process to approve potential new store sites for construction. Detailed information about a proposed site and the market surrounding it is gathered and evaluated. A proprietary site selection model has been developed for Cracker Barrel based on the performance of existing Cracker Barrel stores, and inputs for the model are updated annually. Cracker Barrel develops and uses an internal-rate-of-return hurdle to evaluate discounted cash flow expectations for each site. Cracker Barrel has a real estate committee, consisting of executives from the primary functional areas and the holding company that meets, discusses and approves each new site before it is acquired. Several key members of the committee also visit new sites as part of the process for assessing sites and projecting sales before approval.

Focused Real Estate Development
System Build-out Potential

		Off
	Interstate	Interstate	Destination	TOTAL
Year-End FY 2005 Store Count	461	52	16	529

Total New Market Potential	297	234	9	540

TOTAL BUILD-OUT POTENTIAL	758	286	25	1,069
Unit Economics
The current Cracker Barrel store prototype is approximately 10,000 square feet including approximately 2,100 square feet of retail gift shop selling space. The prototype has 194 seats in the restaurant. Based on recent and projected new store development, the average cost for approximately 2.5 acres of land for an average purchased site for a new Cracker Barrel store is expected to be approximately $1.1 million (and generally expected to range between less than $400,000 to $1.5 million). Development costs of a new restaurant are expected to be approximately $2.5 million, including furniture, fixtures and equipment of approximately $630,000. Individual site development costs, however, can vary materially from these estimates depending on local real estate, site and construction conditions (and generally are expected to range between $2.2 million and $2.9 million, excluding land). In addition, approximately $325,000 is budgeted for pre-opening expenses. We typically project that a new Cracker Barrel store will generate annual sales of approximately $4.2 to $4.4 million and mature store-level operating cash flow of approximately 20% of sales (see the Appendix for reconciliation to a comparable GAAP measure). There are many uncertainties in projecting new store investment and operating performance, and there can be no assurance that projected results, either individually or in the aggregate, will be achieved. Cracker Barrel plans to modify the prototype in fiscal 2005 to provide additional seating and operational flexibility. Our plans reflect a higher percentage of purchased land than leased land for the near future.
Cracker Barrel believes it has another unique strength in the inherent timelessness of its concept. Because it is intended to evoke memories of a time gone by and an old country store, the locations do not need periodic remodels to refreshen or update the concept that are typically necessary with many restaurant concepts. In recent years, the Company’s annual capital expenditures for repair and replacement have been less than $30 million annually for repair and replacement capital expenditures for the stores.

The country-store prototype can handle a very high level of guest traffic. Although Cracker Barrel’s guest traffic is among the highest in our industry, at more than 1,100 guests on average per day, the top 10% of stores have more than 33% higher sales than an average store. Additionally, the highest volume unit in fiscal 2005 had restaurant sales nearly 75% above an average store, all with substantially similar kitchens and dining room facilities.
Training and Development
Cracker Barrel views training and development of employees at all levels as a critical investment to ensure successful execution of its complex and demanding store operations. Hourly training and development is particularly important. Cracker Barrel’s hourly Personal Achievement Responsibility program (“PAR”) is central to its efforts to train and motivate hourly store employees. The PAR program, which has been in use since the early 80s, has four achievement levels within each skill-position, with testing at each level to develop and document increasing proficiency in skills. The opportunity to advance through the levels is coupled with the opportunity for increased wages and reduced employee healthcare contributions. Ultimately upon reaching PAR IV (the highest level) employees qualify for the same level of healthcare contributions from the Company as company executives. Cracker Barrel believes that a core of experienced hourly employees, especially PAR IV employees, is critical to consistent execution of store operations. Cracker Barrel’s annualized turnover among PAR IV employees was only 27% in fiscal 2005. To facilitate training in its stores, Cracker Barrel has an Employee Training Coordinator in each store whose role is dedicated to training hourly store employees. A typical store also has a dedicated training center. Cracker Barrel’s annualized turnover rate for all hourly store employees has been falling over the past four years from 151% in fiscal 2001 to 112% in fiscal 2005. The stability of store leadership teams is another important contributor to managing hourly turnover, and Cracker Barrel’s management turnover has fallen over the same time period from 25.2% in fiscal 2001 to 22.0% in fiscal 2005.
Retail Distribution Center
Cracker Barrel has a single distribution center for its retail products located in Lebanon, TN that serves each of its more than 530 stores with one delivery per week. Approximately 72% of Cracker Barrel’s retail products are centrally purchased from vendors and warehoused at the distribution center with the balance of retail products drop-shipped directly from vendors to its stores. The distribution center is currently 381,000 square feet and could be expanded by another 100,000 feet to meet the needs of a growing store base. The distribution center’s inventory system receives store replenishment orders automatically, and state-of-the-art picking systems direct order fulfillment. Other facts about the distribution center include:
❖	Our third-party carrier operates a dedicated fleet of 60 tractors and 125 trailers making deliveries, serving approximately 121 routes per week and approximately 20% more during peak season

❖	8.2 million miles driven annually for deliveries and in support of inbound vendor shipments

❖	Many trailers with Cracker Barrel logo, which are like moving billboards

❖	Record pick 3.2 million pieces in a week during September 2004

❖	Upgraded sorter system implemented in March 2005 which more than doubles carton throughput capacity.
Retail Sales Initiatives
Retail purchases are discretionary and almost exclusively made by our dining guests. We believe our retail sales have been especially affected by higher gasoline prices and fixed household expenditures, which we believe caused consumers to rein in their discretionary spending. Our comparable store retail sales have been negative since late in fiscal 2004, when a very strong series of quarters ended just as gasoline prices began to escalate. The trends grew worse in early fiscal 2006 as gasoline prices passed the $3.00 level.
We have been introducing a greater selection of retail product items at price points under $20, including a growing number of music CDs by classic American artists and contemporary favorites. In an environment where consumers are protecting their discretionary income, we continue to seek ways to make the retail purchase decision easier for our guests by having desirable products at a good value. Our sponsorship of the Alison Krauss and Union Station tour and the exclusive “Home on the Highways” CD is the first of what we hope to be several exclusive audio offerings from major performers. We recently announced exclusive recordings from Charlie Daniels and Sara Evans. We have plans in place to keep the merchandise fresh, to improve the store layout, and to improve our sourcing using a successful foreign trading company as our agent. We have added to the merchandising, operations and planning teams, and the new leadership is focused on executing our strategy.
Incentive Bonus Plans
Cracker Barrel has incentive compensation plans to focus store management on achievement of financial objectives. The primary components of store management plans are directly linked to improvements in sales and operating performance. Cracker Barrel awards 10% of store operating income, as defined, to the management team to foster an ownership mindset. In addition, performance bonuses are awarded for achievement of improved sales versus prior year and for reaching food and labor targets. Cracker Barrel believes that a strong variable pay component is important to attracting and retaining strong store management, and Cracker Barrel targets 40% or more of total cash compensation for general managers and key field leaders to be comprised of variable pay components. Multi-unit supervision and regional vice presidents also receive incentive compensation based on performance of their units.
Corporate management incentive compensation plans are linked directly to achievement of company financial targets including sales, operating income and operating margins. In addition, we have long-term incentive plans for officers linked to achievement of operating income, sales and return on invested capital and share ownership guidelines for certain senior officers.

Long-Term Operating Improvement and Margin Expansion Opportunities
Cracker Barrel management believes the Company has a number of key long-term opportunities to improve operating performance, expand operating margins, and improve returns on invested capital. Management believes that expansion of operating margins will be a key component. Cracker Barrel plans to focus on continuous incremental improvement in operating margins and strategic implementation of processes and technologies that have been proven in the restaurant and retail industries but not historically utilized at Cracker Barrel. Management currently believes its key long-term opportunities include:
❖	Enhancing the Cracker Barrel brand through market research and effective marketing

❖	Improving operational excellence and guest satisfaction through regular feedback

❖	Evolving menu and promotional strategies to sustain a broadened menu appeal while improving store-level execution

❖	Ongoing product purchasing initiatives designed to optimize the number of product vendors, leverage purchasing volume, minimize logistics and packaging costs, manage expected commodity trends and cycles, and expand bid processes while maintaining or increasing the quality of products

❖	Increasing frequency of retail purchases by restaurant guests and retail sales as a percent of total sales

❖	Selectively increasing prices to offset cost inflation effectively, being careful to maintain the value behind our brand

❖	Leveraging comparable store sales increases on fixed operating expenses

❖	Implementing industry-proven restaurant design and process re-engineering initiatives to decrease wait and service times, improve food quality and consistency and increase operating efficiency.

Realizing the Growth Potential
Financial Highlights
Logan’s Roadhouse

	FY 2001	FY 2002	FY 2003	FY 2004	FY 2005
Comparable Store Sales (Decrease)/Increase(1)	(1.1%)	2.4%	0.0%	4.8%	3.4%
Comparable Stores (1)	40	59	71	83	93
Operating Weeks	3,906	4,238	4,792	5,353	6,137
Average Unit Volume ($000) (2)	$2,856	$2,945	$2,965	$3,094	$3,172
Average Check per Person (Comparable Restaurants)	$11.40	$11.41	$11.61	$11.85	$12.32
Average Daily Traffic (3)	690	711	703	719	709
Lunch Sales as % of Total Sales	34%	34%	35%	35%	35%
Dinner Sales as % of Total Sales	66%	66%	65%	65%	65%
Alcohol Sales as % of Total Sales	9.5%	9.1%	8.7%	8.4%	8.7%
Average Sales of Top 10% of Comparable Stores(4)	$4,003	$3,906	$3,864	$4,112	$4,256
Hourly Turnover Rate(5)	164%	138%	105%	104%	109%
Managerial Turnover Rate(6)	27%	23%	18%	20%	26%

(1)	Comparable stores are those open at least 18 months at the beginning of the year

(2)	AUV = Sales / Operating Weeks x 52

(3)	AUV / Check / 363

(4)	Average total sales for top 10% of comparable store group each year ranked by total sales volume

(5)	Total hourly restaurant employees terminating employment / 12 month average total hourly restaurant employees

(6)	Total restaurant managers terminating employment / 12 month average total restaurant managers

Logan’s Summary
❖	Well-positioned concept with broad appeal and significant potential as a leader in the roadhouse segment of the casual dining industry

❖	A new marketing and advertising program is being developed and tested in fiscal 2006 to support a strategy of achieving advertising leadership in the roadhouse segment in Logan’s markets

❖	Annual unit growth rate of company-owned restaurants increasing to 20% by the end of fiscal 2006; focus on backfilling markets to build operating and marketing efficiencies

❖	New prototype opened early in fiscal 2006 and is being evaluated for potential rollout in fiscal 2007

❖	Long-term objectives of sustained expansion and improved returns on invested capital through leveraging comparable store sales growth, achieving increased unit growth rate, managing trends in key commodity markets and evolving business model to provide strong marketing and advertising support for the brand.
Description of Logan’s Roadhouse
Founded in 1991, Logan’s was acquired by CBRL in 1999. Positioned in the expanding casual dining industry, Logan’s provides a growth opportunity for CBRL as Logan’s becomes established as a leader in the popular roadhouse segment and reaches planned 20% annual unit growth.
The Logan’s concept is designed to appeal to a broad range of guests by offering generous portions of high quality food at value prices in a very casual dining environment that is lively and entertaining. Logan’s menu features steaks, ribs, chicken, and seafood dishes in a distinctive atmosphere. Logan’s restaurants are generally constructed of rough-hewn cedar siding with bands of corrugated metal outlined in red neon. Interiors are decorated with murals and other artifacts depicting scenes or billboard advertisements reminiscent of American roadhouses of the 1930s and 1940s. The menu emphasizes extra-aged, hand-cut on-premises USDA choice steaks and signature dishes such as baked sweet potatoes and made-from-scratch yeast rolls. The relaxed and fun atmosphere is enhanced by display cooking of grilled items, an old-fashioned meat counter and buckets of complimentary roasted in-shell peanuts on every table, which guests are encouraged to enjoy and let the shells fall on the floor. Logan’s also serves alcoholic beverages, which represented less than 9% of sales in fiscal 2005.
A new leadership team was formed at Logan’s during fiscal 2004, combining experienced leaders from outside the company with key leaders from the existing Logan’s management team. The focus of the leadership team has been to enhance operational execution, sharpen the brand positioning, develop advertising strategies, enhance the menu with new, “kickin’” product offerings and develop a new restaurant prototype. Logan’s has also been preparing for an increased rate of new unit growth, with plans to achieve a 20% annual growth rate by the end of fiscal 2006.
Logan’s has a small base of franchised units, consisting of 23 locations at the end of fiscal 2005 operated by two franchisees in four states. The franchisees have rights to develop additional restaurants in the states where they currently operate plus parts of Nevada and Oregon. Logan’s is not currently planning any other franchising initiatives in the near future, although Logan’s management believes additional franchising could become an opportunity in the future.

Logan’s Guest Profile
Logan’s guest profile reflects a concentration of frequent users who visit Logan’s twice a month or more. Annual household incomes for Logan’s guests are primarily between $30,000 and $75,000, and there is a significant segment of the customer base that describes itself as blue collar, particularly among frequent users. With a comparably low average dinner check, Logan’s is positioned as an affordable, steakhouse for every day of the week with high quality, high appeal offerings.

Developing a Media Strategy
Logan’s has begun developing and testing a new marketing and advertising program and believes that the objective of achieving advertising leadership in its markets is an important priority for establishing Logan’s as a leading brand in the roadhouse segment. Logan’s is beginning to use a media strategy in a number of its markets, and increasing that proportion in future years will be an important strategic objective.
Unit Economics
The current Logan’s primary restaurant prototype is approximately 8,200 square feet with 284 seats, including 22 seats at the bar. Based on recent and projected new store development, the average cost for approximately 1.7 acres of land for an average purchased site for a new Logan’s is expected to be approximately $1.0 million to 1.5 million (and generally expected to range between less than $900,000 to $2.2 million). Development costs of a new restaurant are expected to be approximately $2.1 million to 2.2 million, including furniture, fixtures and equipment of approximately $580,000. Individual site costs, however, can vary materially from these estimates depending on local real estate, site and construction conditions. In addition, pre-opening expenses of approximately $160,000 are budgeted. The Company typically projects annual sales for a new Logan’s restaurant of approximately $3.0 million to $3.3 million and mature store-level operating cash flow of approximately 19.5% of sales (see the Appendix for reconciliation to a comparable GAAP measure). There are many uncertainties in projecting new store investment and operating performance, and there can be no assurance that projected results, either individually or in the aggregate, will be achieved. A new Logan’s prototype was recently developed and the first unit opened in early August 2005. Regular openings of the new prototype are expected to begin during fiscal 2007, and sales and cost estimates could vary in future months as the Company constructs and evaluates units using the new prototype and its possible derivations. The Company plans a higher percentage of leased land than purchased land for the near future.
Development Plans
Logan’s company-operated locations are concentrated in the South and Midwest. Logan’s growth plans focus on building new restaurants to backfill existing markets, increasing operational and marketing efficiencies and growing brand awareness. Following a period of more modest expansion as the leadership team focused on operational execution and brand sharpening, Logan’s is increasing the unit growth rate with the goal of achieving 20% annual unit growth by the end of fiscal 2006. As mentioned above, building media efficiencies over time is a key strategic objective that will continue to be an important part of Logan’s development strategy.
Logan’s is developing a new restaurant prototype that highlights the brand elements developed under the brand positioning initiatives. The new prototype is also expected to be more flexible primarily by reducing building frontage and increasing kitchen layout efficiency. The first restaurant with the new prototype has recently opened, and Logan’s expects to evaluate and enhance the prototype in fiscal 2006 for use in fiscal 2007. In the interim, Logan’s will continue to use the existing prototype to expand the Logan’s system to meet the strategic objectives of building brand awareness and marketing efficiencies in existing markets. Logan’s believes that the existing prototype can be adapted to incorporate key brand elements of the new prototype, and Logan’s plans to test reimaging packages to introduce these elements into the existing restaurant base.
Logan’s management uses a rigorous process to approve potential new sites, reflecting many of the best practices developed by Cracker Barrel. Detailed information about a proposed site and the market surrounding it is gathered and evaluated. The Company develops and uses an internal-rate-of-return hurdle to evaluate discounted cash flow expectations for each site. Logan’s has a real estate committee, consisting of executives from the primary functional areas and the holding company, who meet, discuss and approve each new site before it is acquired. Several key members of the committee also visit new sites as part of the process for assessing sites and projecting sales before approval.
Incentive Bonus Plans
Logan’s has incentive compensation plans to focus restaurant management on achievement of financial objectives. The primary components of restaurant management plans are linked directly to achievement of sales and operating performance targets. Logan’s plan is balanced between awards for achievement of sales and operating income targets and food and hourly labor management standards. Annual special awards are made for performance above sales and operating income targets. Logan’s believes that a significant variable pay component provides an important incentive for achieving company objectives and for attracting and retaining strong restaurant management. Multi-unit supervision positions and regional vice presidents also receive incentive compensations based on performance of their units.
Corporate management incentive compensation plans are linked directly to achievement of company financial targets including sales, operating income and operating margins. In addition, we have long-term incentive plans for officers linked to achievement of operating income, sales and return on invested capital and share ownership guidelines for certain senior officers.

Long-Term Growth Opportunities
CBRL and Logan’s management teams believe that Logan’s has an opportunity to contribute significantly to growth in CBRL’s revenue and operating profits over time through expansion and successful execution of Logan’s brand strategies. Management believes the key long-term opportunities for growth include:
❖	Growth in comparable store sales through implementation of marketing and advertising strategies, an ongoing operational execution focus, and menu and product development initiatives
❖	Plans for 20% annual unit growth rate by the end of fiscal 2006

❖	Enhanced alcohol offerings to build alcohol sales responsibly, building on Happy Hour program, development of new signature drinks and the use of long neck beers as a key element of the brand image

❖	Long-term incremental margin improvements from leveraging sales growth and realizing other identified operating efficiencies which are expected to be partly offset in the near-term by relatively high beef prices and over time by an increase in advertising spending.

32

APPENDIX

Reconciliation of non-GAAP financials to GAAP disclosures
Effects of Charges
As reported in the Company’s annual consolidated financial statements, the Company has taken certain charges to earnings. Since these charges were considered infrequent in nature and related to changes undertaken as part of changes in focus and priorities, or to settle long-standing litigation, the Company is showing net income and diluted net income per share results excluding the effects of these charges to improve the comparability of year-to-year results. Reconciliation for the effect of charges on each of the GAAP financial disclosures to the non-GAAP financials used in this supplemental analysis is shown below, and more detail of these charges may be found in the consolidated financial statements included in the Company’s Forms 10-K filed with the SEC.
FY 1996 Charges
In FY 1996, the Company incurred charges related to the closure of three Cracker Barrel stores and discontinuance of the Cracker Barrel Corner Market concept. The charges totaled $14.2 million before income taxes and $8.8 million after the effect of income taxes.

($ millions except per share data)	Net Income	Diluted Net Income Per Share
GAAP Financial Disclosure	$63.5	$1.04
Add back effect of Charges	8.8	$0.15

Non-GAAP Financial Measure	$72.3	$1.19
FY 2000 Charges
In FY 2000, the Company incurred charges related to management changes and refocused operating priorities. Charges totaled $8.6 million before income taxes and $5.3 million after the effect of income taxes.

($ millions except per share data)	Net Income	Diluted Net Income Per Share
GAAP Financial Disclosure	$58.3	$1.00
Add back effect of Charges	5.3	$0.09

Non-GAAP Financial Measure	$63.6	$1.09
FY 2001 Charges
In FY 2001, the Company incurred charges related to discontinuance of its Carmine Giardini’s Gourmet Market business as well as the closure of four Cracker Barrel stores and three Logan’s restaurants, and an accrual for proposed settlement of litigation. Charges totaled $33.1 million before income taxes and $24.5 million after the effect of income taxes.

($ millions except per share data)	Net Income	Diluted Net Income Per Share
GAAP Financial Disclosure	$48.5	$0.85
Add back effect of Charges	24.5	$0.44

Non-GAAP Financial Measure	$73.0	$1.29
FY 2004 Charges
In FY 2004, the Company incurred a charge related to a settlement of certain lawsuits against the Company’s Cracker Barrel subsidiary. The charge totaled $5.2 million before income taxes and $3.3 million after the effect of income taxes.

($ millions)	Net Income	Diluted Net Income Per Share
GAAP Financial Disclosure	$111.9	$2.12
Add back effect of Charges	3.3	$0.06

Non-GAAP Financial Measure	$115.2	$2.18

Total “Indebtedtness” to Total Capitalization
The Company uses a non-GAAP measure of indebtedness to total capital for internal purposes. Since many companies in the restaurant and retail industry make significant use of real estate operating leases to finance land for locations, the Company believes that use of a measure that reflects these obligations provides a more complete representation of the Company’s indebtedness as a target for its capital structure. Reconciliation to the GAAP-derived Total Debt to Total Capitalization ratio is provided below.

($ millions except percentages)
GAAP-Derived Financial Measures	FY 01	FY 02	FY 03	FY 04	FY 05
Balance sheet long-term debt	$125.0	$194.5	$186.7	$185.1	$212.2
Total shareholders’ equity	843.3	778.9	789.4	873.3	870.0

Total capitalization	$968.3	973.4	976.1	1,058.4	1,082.2
Memo: Average of beginning and end of fiscal year	$1,043.6	$970.8	$974.7	$1,017.3	$1,070.3
Total debt to total capitalization	12.0%	20.0%	19.2%	17.5%	19.6%

($ millions except percentages)
Non-GAAP Measures	FY 01	FY 02	FY 03	FY 04	FY 05
Balance sheet long-term debt	$125.0	$194.5	$186.7	$185.1	$212.2
Capitalized operating leases*	206.8	232.2	254.7	271.7	291.6

Total “indebtedness”	331.8	426.7	441.4	456.8	503.8
Total shareholders’ equity	843.3	778.9	789.4	873.3	870.0

Total capitalization	$1,175.1	$1,205.6	$1,218.7	$1,319.8	$1,373.8
Memo: Average of beginning and end of fiscal year	$1,183.7	$1,185.5	$1,205.9	$1,269.3	$1,346.8
Total indebtedness to total capitalization	28.2%	35.4%	35.9%	34.3%	36.7%

*	8 times last 12 months’ rent expense, excluding shorter-term billboard rent, which the Company believes to be an operating commitment and not a capital commitment (as disclosed in the Company’s financial statements), to approximate the capitalized value of long-term operating lease obligations.
Store-Level Operating Cash Flow
The Company uses store-level operating cash flow internally as a measure of direct operating performance at the store level, exclusive of the impact of the relative age of asset base and how those assets were acquired (e.g., leased vs. owned), the effect of depreciation accounting methods, and the effect of indirect or allocated expenses (e.g., the cost of multi-unit store supervision). Because the Company does not report individual store performance with an allocation of indirect costs there is not a comparable GAAP measure other than the consolidated results of operation, in which these indirect costs, location rent as opposed to billboard rent, and depreciation and amortization are additional deductions from sales used in calculating store operating income, a consolidated GAAP measure. Also, store operating income as reported in the consolidated financial statements includes franchise revenues that also are not allocated in the calculation of store level operating cash flow.
Free Cash Flow
Free cash flow is a GAAP-derived measure that the Company uses internally to evaluate its cash-generating performance. Derivation of the measure is described on the related charts. It reflects cash provided by operating activities less outlays for purchase of property and equipment and dividend payments. Free cash flow is a measure of net cash available for other purposes such as share repurchases.

After-Tax Operating Income

($ millions)
	FY 01	FY 02	FY 03	FY 04	FY 05
Operating Income	$95.6	$147.2	$171.9	$183.0	$202.2
Less taxes at effective tax rate	39.8	52.4	61.0	65.7	70.0

After-Tax Operating Income	$55.8	$94.8	$110.9	$117.3	$132.2

	Pro Forma(a)	Pro Forma(b)
	FY 01	FY 04
Pro Forma Operating Income	$128.7	$188.2
Less taxes at effective tax rate	48.4	67.6

Pro Forma After-Tax Operating Income	$80.3	$120.6

(a)	Operating income excludes $33.1 million (before tax) effect of charges described above

(b)	Operating income excludes $5.2 million (before tax) effect of charge described above